February 28, 2023
Hayward Holdings Announces Fourth Quarter and Full Year 2022 Financial Results

FOURTH QUARTER FISCAL 2022 SUMMARY
•Net Sales decreased 27% year-over-year to $259.0 million
•Net Income decreased 75% year-over-year to $16.0 million
•Adjusted EBITDA decreased 50% year-over-year to $53.3 million
•GAAP diluted EPS decreased 72% year-over-year to $0.07
•Adjusted diluted EPS decreased 61% year-over-year to $0.11

FULL FISCAL YEAR 2022 HIGHLIGHTS
•Net Sales decreased 6% year-over-year to $1,314.1 million
•Net Income decreased 12% year-over-year to $179.3 million
•Adjusted EBITDA decreased 13% year-over-year to $367.6 million
•GAAP diluted EPS increased 59% year-over-year to $0.78
•Adjusted diluted EPS decreased 28% year-over-year to $0.98

CHARLOTTE, N.C. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (NYSE: HAYW) (“Hayward” or the “Company”), a global designer, manufacturer, and marketer of a broad portfolio of pool and outdoor living technology, today announced financial results for the fourth quarter and full fiscal year ended December 31, 2022.

CEO COMMENTS
“Our fourth quarter performance was consistent with expectations, reflecting the continued reduction of channel inventory days on hand,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “2022 was characterized by record sell-through of Hayward products as reported by our primary channel partners in the core U.S. market, continued market share gain, and a normalization of channel inventory in the second half. Throughout the year, we took many proactive steps to strengthen Hayward’s position as a premier company in the attractive pool industry, including introducing innovative new solutions and demonstrating agile manufacturing capability. We remained focused on protecting structural gross profit margins through disciplined price actions and manufacturing cost control while funding our growth investments. We successfully executed our enterprise cost reduction program and are on track to deliver the targeted annual SG&A cost savings of $25 million to $30 million in 2023. We expect these actions to drive the Company’s strong financial metrics and provide a solid foundation for future growth.”
FOURTH QUARTER FISCAL 2022 CONSOLIDATED RESULTS
Net sales decreased by 27% to $259.0 million for the fourth quarter of fiscal 2022. The decline in net sales during the quarter was the result of lower volumes, partially offset by favorable pricing and acquisitions. The decline in volume was primarily the result of reduced distribution channel inventory days on hand as supply chain pressure eased and lead times normalized. Macroeconomic uncertainty associated with the rising interest rate environment and geopolitical factors in Europe also contributed to the decline in volume.
Gross profit decreased by 34% to $109.5 million for the fourth quarter of fiscal 2022. Gross profit margin decreased 466 basis points to 42.3%. The decrease in gross margin was principally due to the decline in volume resulting in lower operating leverage, as well as provisioning for slow moving or obsolete inventory.
Selling, general, and administrative (“SG&A”) expenses remained relatively consistent at $60.5 million for the fourth quarter of fiscal 2022 compared to $60.1 million for the fourth quarter of fiscal 2021. As a percentage of net sales, SG&A increased 630 basis points to 23%, compared to the prior-year period of 17% due to the decrease in net sales. Research, development, and engineering expenses were $5.9 million for the fourth quarter of fiscal 2022, or 2% of net sales, as compared to $6.7 million for the prior-year period, or 2% of net sales.

Operating income decreased by 55% to $36.1 million for the fourth quarter of fiscal 2022. The decrease in operating income was driven by lower sales. Operating income as a percentage of net sales (“operating margin”) was 13.9% for the fourth quarter of fiscal 2022, an 864 basis point reduction from the 22.6% operating margin in the fourth quarter of fiscal 2021.
Interest expense, net, increased by approximately 90% to $16.3 million for the fourth quarter of fiscal 2022 primarily as a result of variable rate increases on the term loan, utilization of the ABL revolving credit facility and interest expense on the incremental term loan opened during the fourth quarter of fiscal 2022.
Income tax expense for the fourth quarter of fiscal 2022 was $6.9 million for an effective tax rate of 30.2%, compared to $14.3 million at an effective tax rate of 18.4% for the prior-year period. The decrease was primarily due to the decrease in income from operations as well as a reduced benefit from stock option exercises.
Net income decreased by 75% to $16.0 million for the fourth quarter of fiscal 2022.
Adjusted EBITDA decreased by 50% to $53.3 million for the fourth quarter of fiscal 2022. Adjusted EBITDA margin decreased 943 basis points to 20.6%.
Diluted GAAP EPS decreased by 72% to $0.07 for the fourth quarter of fiscal 2022. Adjusted diluted EPS decreased by 61% to $0.11 for the fourth quarter of fiscal 2022.
FOURTH QUARTER FISCAL 2022 SEGMENT RESULTS
North America
Net sales decreased by 27% to $216.8 million for the fourth quarter of fiscal 2022. The decrease was primarily the result of a decline in volume, partially offset by increases in price and the favorable impact of acquisitions. The decline in volume was primarily the result of reduced distribution channel inventory days on hand as supply chain pressure eased and lead times normalized, as well as macroeconomic uncertainty associated with increasing concerns of an economic slowdown due to the rising interest rate environment. The increase in the net price was due to price increases enacted to offset inflationary pressure, as well as reduced sales rebates to customers for the seasonal year.
Segment income decreased by 56% to $40.8 million for the fourth quarter of fiscal 2022. Adjusted segment income decreased by 54% to $47.2 million.
Europe & Rest of World
Net sales decreased by 23% to $42.2 million for the fourth quarter of fiscal 2022. The decrease was primarily due to a decline in volume as a result of geopolitical factors and macroeconomic uncertainty, unfavorable impact of foreign currency translation, and channel destocking, partially offset by the favorable impact of price increases.
Segment income decreased by 61% to $8.4 million for the fourth quarter of fiscal 2022. Adjusted segment income decreased by 49% to $8.4 million.
FULL FISCAL YEAR 2022 CONSOLIDATED RESULTS
Net sales decreased by 6% to $1,314.1 million for the full fiscal year 2022. The decrease in net sales was primarily the result of lower volumes due to channel inventory corrections after a year of safety stock buildup as supply chain pressures eased and lead times returned to historical levels, even as end-customer demand remained strong for the year despite macroeconomic uncertainty associated with the rising interest rate environment.
Gross profit decreased by 9% to $597.0 million for the full fiscal year 2022. Gross profit margin decreased to 45.4% for the fiscal year 2022, a decrease of 135 basis points compared to the prior full year, primarily due to the decline in volume resulting in lower operating leverage.
Operating income decreased by 10% to $285.6 million for the full fiscal year 2022. The decrease in operating income was driven by the decrease in net sales. Operating margin was 21.7% in the full fiscal year 2022, a 95 basis point reduction from the 22.7% operating margin in the prior full year.
Net income decreased by 12% to $179.3 million for the full fiscal year 2022. Adjusted net income decreased by 17% to $226.1 million compared to the prior fiscal year.
Adjusted EBITDA decreased by 13% to $367.6 million for the full fiscal year 2022 driven primarily by decreased net sales and lower operating leverage. Adjusted EBITDA margin decreased by 211 basis points to 28.0% for the full fiscal year 2022 compared to the prior fiscal year.
Diluted GAAP EPS increased by 59% to $0.78 for the full fiscal year 2022. Adjusted diluted EPS decreased by 28% to $0.98 for the fiscal year 2022.
BALANCE SHEET AND CASH FLOW

As of December 31, 2022, Hayward had cash and cash equivalents of $56.2 million and approximately $211.6 million available for borrowing under its credit facilities. Cash flow from operations for fiscal 2022 of approximately $116 million was a decrease of approximately $73 million from the prior year comparative period as a result of increased cash used for working capital compared to the prior year and a decrease in net income.
COST OPTIMIZATION PROGRAM
During the year ended December 31, 2022 the Company initiated an enterprise cost reduction program to address the current market dynamics and maintain the Company’s strong financial metrics. The initial focus was on a reduction of variable costs with specific attention to eliminating cost inefficiencies in our supply chain and reducing labor in our production cost base. In addition to these variable cost reductions, the Company identified structural selling, general and administrative cost reduction opportunities totaling $25 million to $30 million in 2023, with initial savings of approximately $9 million that were realized in fiscal year 2022.
OUTLOOK
The pool industry remains attractive and continues to benefit from sustainable secular demand trends in outdoor living. Hayward continues to leverage our competitive advantages and drive increasing adoption of our leading SmartPadTM pool equipment products both in new construction and the aftermarket, which represents approximately 80% of our business. Hayward is confident in its long-term outlook for profitable growth and robust cash flow generation, driven by new product innovation, expanding commercial relationships, and operational excellence.
Hayward is introducing 2023 guidance that reflects more challenging macroeconomic conditions and consequently an additional reduction of channel inventory levels. For fiscal year 2023, Hayward expects net sales to decrease 18% to 22%, and Adjusted EBITDA of $265 million to $285 million.
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
SHARE REPURCHASE PROGRAM
For the twelve months ended December 31, 2022, Hayward repurchased approximately $343.1 million in common stock under its previously approved share repurchase program up to an aggregate of $450 million of common stock. On July 26, 2022, Hayward’s Board of Directors renewed the initial authorization of the existing repurchase program and authorized Hayward to repurchase up to an aggregate of $450 million of its common stock over the next three years of which $400.0 million remains under the renewed authorization. The repurchase program will continue to be funded by cash on hand and cash generated from operations.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, February 28, 2023 at 9:00 a.m. (ET).
To access the live conference call, please register for the call in advance by visiting https://www.netroadshow.com/events/login?show=20c7f7a9&confId=46452. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and a unique access code for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the company's website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the company’s website prior to the conference call.
For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the Hayward website or by dialing (866) 813-9403 or (44) 204-525-0658. The access code for the replay is 729609. The replay will be available until 11:59 p.m. Eastern Time on March 14, 2023.
ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global designer and manufacturer of pool and outdoor living technology. With a mission to deliver exceptional products, outstanding service and innovative solutions to transform the experience of water, Hayward offers a full line of energy-efficient and sustainable residential and commercial pool equipment including pumps, filters, heaters, cleaners, sanitizers, LED lighting, and water features all digitally connected through Hayward’s intuitive IoT-enabled SmartPad™.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (the “SEC”). Such forward-looking statements relating to Hayward are based on the beliefs of Hayward’s management as well as assumptions made by, and information currently available to it. These forward-looking statements include, but are not limited to, statements about Hayward’s strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in or incorporated by reference in this earnings release that are not historical facts. When used in this document, words such as “guidance,” “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to Hayward are intended to identify forward-looking statements. Hayward believes that it is important to communicate its future expectations to its stockholders, and it therefore makes forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that Hayward is not able to accurately predict or control, and actual results may differ materially from the expectations it describes in its forward-looking statements.
Examples of forward-looking statements include, among others, statements Hayward makes regarding: Hayward’s 2023 guidance; SG&A cost savings; financial position; business plans and objectives; general economic and industry trends; business prospects; future product development and acquisition strategies; growth and expansion opportunities; operating results; and working capital and liquidity. The forward-looking statements in this earnings release are only predictions. Hayward may not achieve the plans, intentions or expectations disclosed in Hayward’s forward-looking statements, and you should not place significant reliance on its forward-looking statements. Hayward has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Moreover, neither Hayward nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements taken from third-party industry and market reports.
Important factors that could affect Hayward’s future results and could cause those results or other outcomes to differ materially from those indicated in its forward-looking statements include the following: its relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell Hayward’s products to pool owners; impacts on Hayward’s business from the sensitivity of its business to seasonality and unfavorable economic business and weather conditions; competition from national and global companies, as well as lower-cost manufacturers; Hayward’s ability to develop, manufacture and effectively and profitably market and sell its new planned and future products; its ability to execute on its growth strategies and expansion opportunities; impacts on Hayward’s business from political, regulatory, economic, trade, and other risks associated with operating foreign businesses, including risks associated with geopolitical conflict; its ability to maintain favorable relationships with suppliers and manage disruptions to its global supply chain and the availability of raw materials, including as a result of the COVID-19 pandemic; Hayward’s ability to identify emerging technological and other trends in its target end markets; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; its reliance on information technology systems and susceptibility to threats to those systems, including cybersecurity threats, and risks arising from its collection and use of personal information data; regulatory changes and developments affecting Hayward’s current and future products; volatility in currency exchange rates and interest rates; Hayward’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; Hayward’s ability to establish and maintain intellectual property protection for its products, as well as its ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation; Hayward’s ability to attract and retain senior management and other qualified personnel; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits, impact trade agreements and tariffs, or address the impacts of climate change; the outcome of litigation and governmental proceedings; impacts on Hayward’s product manufacturing disruptions, including as a result of catastrophic and other events beyond its control, including risks associated with geopolitical conflict; uncertainties affecting the pace of distribution channel destocking and its impact on sales volumes; Hayward’s ability to realize cost savings from restructuring activities; Hayward’s and its customers’ ability to manage product inventory in an effective and efficient manner; and other factors set forth in “Risk Factors” in Hayward’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Many of these factors are macroeconomic in nature and are, therefore, beyond Hayward’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, Hayward’s actual results, performance or achievements may vary materially from those described in this earnings release as anticipated, believed, estimated, expected, intended, planned or projected. The forward-looking statements included in this earnings release are made only as of the date of this earnings release. Unless required by United States federal securities laws, Hayward neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date of this earnings release to conform these statements to actual results or to changes in Hayward’s expectations.
NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”) including adjusted net income, adjusted basic EPS, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, consolidated segment income, adjusted consolidated segment income, adjusted consolidated segment income margin, adjusted segment income, adjusted segment income margin, net debt and free cash flow. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income (loss), segment income or other measures of profitability, performance or financial condition under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.
Reconciliation of fiscal 2022 adjusted EBITDA guidance is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Hayward Holdings, Inc.
Unaudited Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	December 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$56,177	$265,796
Accounts receivable, net of allowances of $3,937 and $2,003, respectively	209,109	208,112
Inventories, net	283,658	233,449
Prepaid expenses	14,981	12,459
Income tax receivable	27,173	—
Other current assets	21,186	30,705
Total current assets	612,284	750,521
Property, plant, and equipment, net of accumulated depreciation of $82,127 and $67,366, respectively	149,828	146,754
Goodwill	932,396	924,264
Trademark	736,000	736,000
Customer relationships, net	230,503	242,854
Other intangibles, net	106,673	103,192
Other non-current assets	107,329	74,885
Total assets	$2,875,013	$2,978,470

Liabilities and Stockholders' Equity
Current liabilities
Current portion of the long-term debt	$14,531	$12,155
Accounts payable	54,022	87,445
Accrued expenses and other liabilities	163,283	190,378
Income taxes payable	574	13,886
Total current liabilities	232,410	303,864
Long-term debt, net	1,085,055	973,124
Deferred tax liabilities, net	264,111	262,378
Other non-current liabilities	70,403	69,591
Total liabilities	1,651,979	1,608,957

Stockholders' equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of December 31, 2022 and December 31, 2021	—	—
Common stock $0.001 par value, 750,000,000 authorized; 240,529,150 issued and 211,862,781 outstanding at December 31, 2022; 238,432,216 issued and 233,056,799 outstanding at December 31, 2021	241	238
Additional paid-in capital	1,069,878	1,058,724
Common stock in treasury; 28,666,369 and 5,375,417 at December 31, 2022 and December 31, 2021, respectively	(357,415)	(14,066)
Retained earnings	500,222	320,875
Accumulated other comprehensive income	10,108	3,742
Total stockholders' equity	1,223,034	1,369,513
Total liabilities, redeemable stock, and stockholders' equity	$2,875,013	$2,978,470

Hayward Holdings, Inc.
Unaudited Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net sales	$258,967	$352,385	$1,314,136	$1,401,794
Cost of sales	149,475	186,979	717,101	746,012
Gross profit	109,492	165,406	597,035	655,782
Selling, general, and administrative expense	60,515	60,135	248,812	267,264
Research, development, and engineering expense	5,948	6,680	22,359	22,867
Acquisition and restructuring related (income) expense	(1,337)	12,578	8,162	15,030
Amortization of intangible assets	8,301	6,485	32,129	32,647
Operating income	36,065	79,528	285,573	317,974
Interest expense, net	16,282	8,557	51,387	50,854
Loss on debt extinguishment	—	—	—	9,418
Other (income) expense, net	(3,107)	(7,094)	(51)	(2,439)
Total other expense	13,175	1,463	51,336	57,833
Income from operations before income taxes	22,890	78,065	234,237	260,141
Provision for income taxes	6,922	14,344	54,890	56,416
Net income	$15,968	$63,721	$179,347	$203,725

Earnings per share
Basic	$0.08	$0.27	$0.82	$0.52
Diluted	$0.07	$0.26	$0.78	$0.49

Weighted average common shares outstanding
Basic	211,406,214	232,454,438	219,945,024	187,688,087
Diluted	219,958,655	244,514,387	229,726,497	200,574,232

Hayward Holdings, Inc. Unaudited Consolidated Statements of Cash Flows (In thousands)	Year Ended
	December 31, 2022	December 31, 2021
Cash flows from operating activities
Net income	$179,347	$203,725
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	19,246	18,826
Amortization of intangible assets	38,393	38,990
Amortization of deferred debt issuance fees	3,271	4,005
Stock-based compensation	7,948	15,005
Deferred income taxes	(5,345)	(15,314)
Allowance for bad debts	1,934	644
Loss on debt extinguishment	—	9,418
Loss on write-off of intangible assets	—	6,319
Loss on disposal of property, plant and equipment	6,128	4,219
Changes in operating assets and liabilities
Accounts receivable	(3,409)	(70,115)
Inventories	(35,117)	(89,660)
Other current and non-current assets	(40,197)	(17,161)
Accounts payable	(36,773)	18,365
Accrued expenses and other liabilities	(19,482)	62,121
Net cash provided by operating activities	115,944	189,387

Cash flows from investing activities
Purchases of property, plant, and equipment	(29,625)	(26,222)
Purchases of intangibles	—	(914)
Acquisitions, net of cash acquired	(62,952)	(21,509)
Proceeds from sale of property, plant, and equipment	4	25
Proceeds from settlements of investment currency hedge	—	(157)
Net cash used in investing activities	(92,573)	(48,777)

Cash flows from financing activities
Proceeds from issuance of common stock - Initial Public Offering	—	377,400
Costs associated with Initial Public Offering	—	(26,124)
Purchase of common stock for treasury	(343,349)	(9,524)
Proceeds from issuance of long-term debt	129,725	51,659
Debt issuance costs	(8,547)	(12,551)
Payments of long-term debt	(10,445)	(369,644)
Proceeds from revolving credit facility	150,000	68,000
Payments on revolving credit facility	(150,000)	(68,000)
Proceeds from issuance of short term debt	8,119	—
Payments of short term debt	(5,063)	—
Other, net	320	(259)
Net cash (used in) provided by financing activities	(229,240)	10,957

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(3,750)	(1,065)
Change in cash and cash equivalents and restricted cash	(209,619)	150,502
Cash and cash equivalents and restricted cash, beginning of period	265,796	115,294
Cash and cash equivalents and restricted cash, end of period	$56,177	$265,796

Supplemental disclosures of cash flow information
Cash paid-interest	$51,499	$46,763
Cash paid-income taxes	99,395	62,467
Equipment financed under finance leases	1,603	—

Reconciliations
Consolidated Reconciliations
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income to adjusted EBITDA:

(Dollars in thousands)	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income	$15,968	$63,721	$179,347	$203,725
Depreciation	5,315	4,730	19,246	18,826
Amortization	9,956	8,087	38,393	38,990
Interest expense	16,282	8,557	51,387	50,854
Income taxes	6,922	14,344	54,890	56,416
Loss on extinguishment of debt	—	—	—	9,418
EBITDA	54,443	99,439	343,263	378,229
Stock-based compensation (a)	354	2,636	1,602	19,019
Sponsor management fees (b)	—	—	—	90
Currency exchange items (c)	(1,850)	106	926	4,485
Acquisition and restructuring related expense, net (d)	(1,337)	12,578	8,162	15,030
Other (e)	1,652	(9,056)	13,622	4,884
Total Adjustments	(1,181)	6,264	24,312	43,508
Adjusted EBITDA	$53,262	$105,703	$367,575	$421,737
Adjusted EBITDA margin	20.6%	30.0%	28.0%	30.1%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. Beginning in the three months ended July 2, 2022, the adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”), whereas in prior periods, the adjustment included stock-based compensation expense for all equity awards. Under the historical presentation, the stock-based compensation adjustment for the three months and twelve months ended December 31, 2022 would have been an expense of $2.2 million and $6.9 million, respectively.

(b)
Represents fees paid to certain of the Company’s controlling stockholders for services rendered pursuant to a 2017 management services agreement. This agreement and the corresponding payment obligation ceased on March 16, 2021, the effective date of the IPO.

(c)	Represents unrealized non-cash losses (gains) on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)
Adjustments in the fiscal quarter ended December 31, 2022 include a $2.4 million gain resulting from the release of certain reserves associated with the exit of an early-stage product line discontinued in 2021, partially offset by separation costs associated with a reduction-in-force.
Adjustments in the fiscal quarter ended December 31, 2021 include $9.9 million of business restructuring related costs associated with the exit of an early-stage product line acquired in 2018, and $2.6 million severance and retention costs associated with the relocation of our Corporate headquarters.

Adjustments in the year ended December 31, 2022 primarily include $5.0 million of costs associated with the relocation of the Corporate headquarters, $2.9 million separation costs associated with a reduction-in-force, and $1.9 million transaction costs associated with the acquisition of the specialty lighting business of Halco Technologies, LLC ("Specialty Lighting Business"), partially offset by a $2.4 million gain resulting from the release of certain reserves associated with the exit of an early-stage product line discontinued in 2021.

Adjustments in the year ended December 31, 2021 primarily include $9.9 million of business restructuring related costs associated with the exit of an early-stage product line acquired in 2018, $3.0 million severance and relocation costs associated with the relocation of our Corporate headquarters, and $2.1 million of business restructuring related costs associated with the exit of redundant manufacturing and distribution facilities.
(e)
Adjustments in the fiscal quarter ended December 31, 2022 primarily includes a $0.7 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, $0.7 million of transitional expenses incurred to enable go-forward public company regulatory compliance, and other immaterial items.
Adjustments in the fiscal quarter ended December 31, 2021 primarily include $12.8 million income related to the property damage and business interruption as a result of the fire incident in our manufacturing and administrative facilities in Yuncos, Spain as well as $2.5 million of operating losses associated with the early-stage product line mentioned above, and other immaterial items.

Adjustments in the year ended December 31, 2022 include $5.5 million of expenses associated with the discontinuation of a product joint development agreement, a $3.3 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, $2.3 million of transitional expenses incurred to enable go-forward public company regulatory compliance, $1.4 million of costs incurred related to the selling stockholder offering of shares in May 2022, which are reported in SG&A in our consolidated statements of operations, $0.9 million of expenses related to the Corporate headquarters transition, $0.2 million bad debt reserves related to certain customers impacted by the conflict in Russia and Ukraine, and other immaterial items, partially offset by subsequent collections and $1.1 million of gains resulting from an insurance policy reimbursement related to the fire incident in our manufacturing and administrative facilities in Yuncos, Spain.

Adjustments in the year ended December 31, 2021 primarily include $7.4 million net insurance settlement proceeds which reflects an incurred property damage loss of $5.4 million, recorded in the second quarter, offset by an insurance policy reimbursement of $12.8 million received in the fourth quarter for the aforementioned property loss as well as the consequential business interruption loss amount caused by the fire incident in Yuncos Spain, a $4.0 million legal reserve and fees, $4.0 million of operating losses related to the early-stage product line acquired in 2018 mentioned above, $1.9 million related to debt refinancing, $1.0 million related to our IPO, and other immaterial items.

Adjusted Net Income and Adjusted EPS Reconciliation (Non-GAAP)

Following is a reconciliation of net income to adjusted net income and earnings per share to adjusted earnings per share:

(Dollars in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income	$15,968	$63,721	$179,347	$203,725
Tax adjustments (a)	1,164	(6,799)	(2,676)	(6,799)
Other adjustments and amortization:
Stock-based compensation (b)	354	2,636	1,602	19,019
Sponsor management fees (c)	—	—	—	90
Currency exchange items (d)	(1,850)	106	926	4,485
Acquisition and restructuring related expense, net (e)	(1,337)	12,578	8,162	15,030
Other (f)	1,652	(9,056)	13,622	4,884
Total other adjustments	(1,181)	6,264	24,312	43,508
Loss on extinguishment of debt	—	—	—	9,418
Amortization	9,956	8,087	38,393	38,990
Tax effect (g)	(2,207)	(3,887)	(15,379)	(22,519)

Certain transactional-related adjustments (h):
Interest savings	—	—	—	6,443
Acquisitions	—	744	2,761	3,823
Tax effect (g)	—	(151)	(678)	(2,774)
Adjusted net income	$23,700	$67,979	$226,080	$273,815

Weighted average number of common shares outstanding, basic	211,406,214	232,454,438	219,945,024	187,688,087
Weighted average number of common shares outstanding, diluted	219,958,655	244,514,387	229,726,497	200,574,232

Basic EPS	$0.08	$0.27	$0.82	$0.52
Diluted EPS	$0.07	$0.26	$0.78	$0.49

Adjusted basic EPS (i)	$0.11	$0.29	1.03	1.46
Adjusted diluted EPS (i)	$0.11	$0.28	0.98	1.37

(a)
Tax adjustments for the three and twelve months ended December 31, 2022 reflect a normalized tax rate of 25.2% and 24.6% compared to our effective tax rate of 30.2% and 23.4%, respectively. Our effective tax rate for the three months ended December 31, 2022 includes a 4% impact from withholding taxes related to the repatriation of foreign earnings and 1% impact associated with share-based compensation activity. Our effective tax rate for the twelve months ended December 31, 2022 includes a (0.9)% impact of the revaluation of deferred tax liabilities as a result of state tax law changes, (0.6)% impact from the exercise of stock options and a (0.1)% impact from return to provision items, partially offset by a 0.4% impact from withholding taxes related to the repatriation of foreign earnings. Tax adjustments for the three and twelve months ended December 31, 2021 reflect a normalized tax rate of 20.4% and 24.3% compared to our effective tax rate of 18.4% and 21.7%, respectively. Our effective tax rate for the three and twelve months ended December 31, 2021 includes the tax impacts associated with reversal of certain valuation allowances, the impact associated with share-based compensation activity and the impact of our exit of an early-stage product line phased out in 2021. The impact to the effective tax rate of the aforementioned items on the three- months ended December 31, 2021 were (1.1%), (0.7)% and (0.2)%, respectively. The impact to the effective tax rate of the aforementioned items on the twelve months ended December 31, 2021 were (1.4%), (0.9)% and (0.3)%, respectively.

(b)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. Beginning in the three months ended July 2, 2022, the adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO, whereas in prior periods, the adjustment included stock-based compensation expense for all equity awards. Under the historical presentation, the stock-based compensation adjustment for the three months and twelve months ended December 31, 2022 would have been an expense of $2.2 million and $6.9 million, respectively.

(c)
Represents fees paid to certain of the Company’s controlling stockholders for services rendered pursuant to a 2017 management services agreement. This agreement and the corresponding payment obligation ceased on March 16, 2021, the effective date of the IPO.

(d)	Represents unrealized non-cash losses (gains) on foreign denominated monetary assets and liabilities and foreign currency contracts.
(e)	Adjustments in the fiscal quarter ended December 31, 2022 include a $2.4 million gain resulting from the release of certain reserves associated with the exit of an early-stage product line discontinued in 2021, partially offset by separation costs associated with a reduction-in-force.

Adjustments in the fiscal quarter ended December 31, 2021 include $9.9 million of business restructuring related costs associated with the exit of an early-stage product line acquired in 2018, and $2.6 million severance and retention costs associated with the relocation of our Corporate headquarters.

Adjustments in the year ended December 31, 2022 primarily include $5.0 million of costs associated with the relocation of the Corporate headquarters, $2.9 million separation costs associated with a reduction-in-force, and $1.9 million transaction costs associated with the acquisition of the Specialty Lighting Business, partially offset by a $2.4 million gain resulting from the release of certain reserves associated with the exit of an early-stage product line discontinued in 2021.

Adjustments in the year ended December 31, 2021 primarily include $9.9 million of business restructuring related costs associated with the exit of an early-stage product line acquired in 2018, $3.0 million severance and relocation costs associated with the relocation of our Corporate headquarters, and $2.1 million of business restructuring related costs associated with the exit of redundant manufacturing and distribution facilities.
(f)	Adjustments in the fiscal quarter ended December 31, 2022 primarily includes a $0.7 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, $0.7 million of transitional expenses incurred to enable go-forward public company regulatory compliance, and other immaterial items.

Adjustments in the fiscal quarter ended December 31, 2021 primarily include $12.8 million income related to the property damage and business interruption as a result of the fire incident in our manufacturing and administrative facilities in Yuncos, Spain as well as $2.5 million of operating losses associated with the early-stage product line mentioned above, and other immaterial items.

Adjustments in the year ended December 31, 2022 include $5.5 million of expenses associated with the discontinuation of a product joint development agreement, a $3.3 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, $2.3 million of transitional expenses incurred to enable go-forward public company regulatory compliance, $1.4 million of costs incurred related to the selling stockholder offering of shares in May 2022, which are reported in SG&A in our consolidated statements of operations, $0.9 million of expenses related to the Corporate headquarters transition, $0.2 million bad debt reserves related to certain customers impacted by the conflict in Russia and Ukraine, and other immaterial items, partially offset by subsequent collections and $1.1 million of gains resulting from an insurance policy reimbursement related to the fire incident in our manufacturing and administrative facilities in Yuncos, Spain.

Adjustments in the year ended December 31, 2021 primarily include $7.4 million net insurance settlement proceeds which reflects an incurred property damage loss of $5.4 million, recorded in the second quarter, offset by an insurance policy reimbursement of $12.8 million received in the fourth quarter for the aforementioned property loss as well as the consequential business interruption loss amount caused by the fire incident in Yuncos Spain, a $4.0 million legal reserve and fees, $4.0 million of operating losses related to the early-stage product line acquired in 2018 mentioned above, $1.9 million related to debt refinancing, $1.0 million related to our IPO, and other immaterial items.
(g)	The tax effect represents the immediately preceding adjustments at the normalized tax rates as discussed in footnote (a) above.
(h)
The adjustments for the three and twelve months ended December 31, 2021 represent adjustments related to the acquisition of the Specialty Lighting Business as if the acquisition had occurred at the beginning of the period and adjustments related to interest savings from repayment in full of our Second Lien Term Facility and partial repayment of our First Lien Credit Agreement as if such payments had occurred at the beginning of the period.

(i)	For the twelve months ended December 31, 2021, adjusted net income used in the computation of adjusted basic and diluted EPS does not include certain IPO related items impacting net income attributable to common stockholders used as the numerator of the GAAP basic and diluted EPS computations, including a deemed dividend to Class A shareholders of $85.5 million and dividends to Class C shareholders of $41 thousand. Including these items in the calculation of adjusted EPS would result in adjusted basic and diluted EPS of $0.90 and $0.84 per share, respectively.

Segment Reconciliations

Following is a reconciliation from income from operations before income taxes to consolidated segment income and segment income to adjusted segment income for the North America (“NAM”) and Europe & Rest of World (“E&RW”) segments:

(Dollars in thousands)	Three Months Ended			Three Months Ended
	December 31, 2022			December 31, 2021
	Total	NAM	E&RW	Total	NAM	E&RW
Net sales	$258,967	$216,809	$42,158	$352,385	$297,574	$54,811
Gross profit	109,492	93,130	16,362	165,406	142,197	23,209
Gross profit margin %	42.3%	43.0%	38.8%	46.9%	47.8%	42.3%

Income from operations before income taxes	$22,890			$78,065
Expenses not allocated to segments
Corporate expense, net	6,142			15,642
Acquisition and restructuring related expense	(1,337)			12,578
Amortization of intangible assets in selling, general, and administrative expense	8,301			6,485
Interest expense, net	16,282			8,557
Loss on debt extinguishment	—			—
Other (income) expense, net	(3,107)			(7,094)
Segment income	$49,171	$40,773	$8,398	$114,233	$92,866	$21,367
Segment income margin %	19.0%	18.8%	19.9%	32.4%	31.2%	39.0%
Depreciation	$4,809	$4,614	$195	$4,395	$4,218	$177
Amortization	1,656	1,656	—	1,612	1,611	1
Stock-based compensation (a)	(617)	(566)	(51)	1,327	1,323	4
Other (b)	568	716	(148)	(2,043)	3,114	(5,157)
Total adjustments	6,416	6,420	(4)	5,291	10,266	(4,975)
Adjusted segment income	$55,587	$47,193	$8,394	$119,524	$103,132	$16,392
Adjusted segment income margin %	21.5%	21.8%	19.9%	33.9%	34.7%	29.9%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. Beginning in the three months ended July 2, 2022, the adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO, whereas in prior periods, the adjustment included stock-based compensation expense for all equity awards. Under the historical presentation, the stock-based compensation adjustment for the fiscal quarter ended December 31, 2022 would have been an expense of $0.5 million and $0.1 million for NAM and E&RW, respectively.

(b)
Adjustments in the fiscal quarter ended December 31, 2022 for NAM includes a $0.7 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business. The fiscal quarter ended December 31, 2021 primarily includes operating losses of approximately $2.5 million which relate to an early-stage product line acquired in 2018 that was phased out in 2021.

Adjustments in the fiscal quarter ended December 31, 2022 for E&RW includes collections of previously reserved bad debt expense related to certain customers impacted by the conflict in Russia and Ukraine. The fiscal quarter ended December 31, 2021 primarily includes $5.4 million insurance proceeds associated with the fire incident in our Spain facility.

(Dollars in thousands)	Twelve Months Ended			Twelve Months Ended
	December 31, 2022			December 31, 2021
	Total	NAM	E&RW	Total	NAM	E&RW
Net sales	$1,314,136	$1,108,859	$205,277	$1,401,794	$1,160,850	$240,944
Gross profit	597,035	514,855	82,180	655,782	558,950	96,832
Gross profit margin %	45.4%	46.4%	40.0%	46.8%	48.2%	40.2%

Income from operations before income taxes	$234,237			$260,141
Expenses not allocated to segments
Corporate expense, net	30,151			53,430
Acquisition and restructuring related expense	8,162			15,030
Amortization of intangible assets in selling, general, and administrative expense	32,129			32,647
Interest expense, net	51,387			50,854
Loss on debt extinguishment	—			9,418
Other (income) expense, net	(51)			(2,439)
Segment income	$356,015	$308,627	$47,388	$419,081	$359,886	$59,195
Segment income margin %	27.1%	27.8%	23.1%	29.9%	31.0%	24.6%
Depreciation	$17,815	$17,049	$766	$17,891	$16,871	$1,020
Amortization	6,265	6,265	—	6,352	6,351	1
Stock-based compensation (a)	(434)	(494)	60	9,231	8,641	590
Other (b)	9,534	9,332	202	4,948	4,665	283
Total adjustments	33,180	32,152	1,028	38,422	36,528	1,894
Adjusted segment income	$389,195	$340,779	$48,416	$457,503	$396,414	$61,089
Adjusted segment income margin %	29.6%	30.7%	23.6%	32.6%	34.1%	25.4%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. Beginning in the three months ended July 2, 2022, the adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO, whereas in prior periods, the adjustment included stock-based compensation expense for all equity awards. Under the historical presentation, the stock-based compensation adjustment for the twelve months ended December 31, 2022 would have been an expense of $0.6 million and $0.2 million for NAM and E&RW, respectively.

(b)	Adjustments in the year ended December 31, 2022 for NAM include $5.5 million of expenses associated with the discontinuation of a product joint development agreement and a $3.3 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, and other immaterial items.

Adjustments in the year ended December 31, 2021 for NAM include non-recurring severance expenses, retention bonuses, legal fees, and the operating losses of approximately $4.0 million related to an early-stage product line acquired in 2018 that was phased out in 2021.
Adjustments in the year ended December 31, 2022 for E&RW include $0.2 million bad debt reserves related to certain customers impacted by the conflict in Russia and Ukraine partially offset by subsequent collections.

Adjustments in the year ended December 31, 2021 for E&RW include $5.4 million of costs related to a fire at our manufacturing and administrative facilities in Yuncos Spain incurred in the second quarter of 2021 that were offset by the insurance proceeds received in the fourth quarter of 2021.

CONTACTS
Media Relations:
Tanya McNabb
tmcnabb@hayward.com
Investor Relations:
Kevin Maczka
investor.relations@hayward.com
Source: Hayward Holdings, Inc.